EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-57342, No. 333-69799, No. 333-69801, No. 333-22263, No. 33-58481 and No. 33-87012 on Form S-8, Registration Statement No. 33-59427 on Form S-3 and Post Effective Amendment No. 4 to Registration Statement No. 33-58278 on Form S-2 of our report dated March 31, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for goodwill in 2002 and the restatement described in note 7), appearing in this Annual Report on Form 10-K of Butler International, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche, LLP
Parsippany, New Jersey
March 31, 2004